EXHIBIT 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FIRST QUARTER 2005 EARNINGS IN-LINE
WITH GUIDANCE; REAFFIRMS FULL YEAR OUTLOOK

Highlights:
•	Sales for the first quarter of 2005 increased approximately 25 percent over the first quarter 2004, driven by acquisitions and organic growth.
•	Earnings were $0.15 per share, at the low end of the Company’s previous guidance.
•	Strong contribution from the personal care and industrial biocides businesses.
•	Second quarter earnings per share are expected to be in the $1.00 to $1.10 range.

NORWALK, Conn., May 3, 2005 - ARCH CHEMICALS, INC. (NYSE: ARJ) announced for the first quarter 2005, sales were $301.3 million compared to $240.3 million in the corresponding period in 2004. Segment operating income was $9.9 million in 2005 compared to $7.5 million in 2004. Earnings per share from continuing operations were $0.15 for the first quarter 2005 on $3.6 million of income, compared to $0.10 per share on income of $2.3 million a year ago.

“I’m pleased with the Company’s solid performance in the first quarter, which was driven by the strong contribution from our personal care and industrial biocides businesses and a significant improvement in performance urethanes,” said Chairman, President and CEO Michael E. Campbell. “Our earnings were at the lower end of our guidance, as the strong performance of most of our businesses was partially offset by disappointing results from the industrial coatings business. It was adversely impacted by a weakness in several of its core European furniture markets, and by persistently high raw material costs, which we expect to recover through second quarter price increases,” Mr. Campbell added.

The following compares segment sales and operating income for the first quarters of 2005 and 2004 (including equity in earnings of affiliated companies and excluding certain unallocated expenses of the corporate headquarters):

Treatment Products

Treatment Products reported sales of $247.7 million and operating income of $13.8 million compared with sales of $197.7 million and operating income of $13.8 million in 2004.

HTH Water Products
HTH water products reported sales of $90.8 million and break-even operating results for 2005 compared to sales of $70.0 million and operating income of $2.3 million for 2004.

Sales increased $20.8 million, or approximately 30 percent, due in part to acquisitions ($10.2 million) and higher North American residential swimming pool volumes and favorable foreign currency rates. Excluding the impact of acquisitions, sales increased approximately 15 percent from the year-ago period. The higher North American sales volumes resulted from higher demand from existing and new customers for branded chlorinated isocyanurates (Pace®) and pool maintenance products and accessories. Operating results decreased by $2.3 million primarily as a result of unfavorable product mix, higher product sourcing, freight and raw material costs. In addition, the positive contribution from the pool & spa acquisition was partially offset by higher selling and administration expenses for pool dealer integration initiatives.

Personal Care and Industrial Biocides
Personal care and industrial biocides reported sales of $69.8 million and operating income of $12.5 million compared to sales and operating income of $41.6 million and $8.3 million, respectively, in 2004.

Sales increased $28.2 million, or approximately 68 percent, principally due to the acquisition of Avecia’s protection & hygiene business which reported sales of $24.1 million. Excluding the impact of the acquisition, sales increased approximately 10 percent due to continued strong demand for biocides used in marine antifouling paints and personal care products, including higher antidandruff volumes. Operating income increased as a result of the positive contribution from the acquisition, higher sales and lower manufacturing costs. Lower legal expenses were offset by an increase in selling and administration costs to support various growth initiatives and one-time costs related to an abandoned acquisition.

Wood Protection and Industrial Coatings
Wood protection and industrial coatings reported sales of $87.1 million and operating income of $1.3 million compared to sales and operating income of $86.1 million and $3.2 million, respectively, in 2004.

Sales were comparable to the prior year as higher sales in the wood protection business of Wolman® E and Tanalith® E (CCA-alternative) products were mostly offset by lower sales volumes in the industrial coatings business due to weakness in the European market. Operating income decreased $1.9 million over the prior year as higher operating profits in the wood protection business were more than offset by the significantly lower operating results in the industrial coatings business. The improved operating results in the wood protection business were due to the higher sales volumes and lower legal expenses. Unfavorable operating results of the industrial coatings business were driven by increased raw material costs, reduced demand in several core European furniture markets due to depressed market conditions and competitive pressures. In addition, increased selling and administration costs contributed to the unfavorable operating results of the industrial coatings business.

Performance Products

Performance Products reported sales of $53.6 million and operating income of $0.2 million compared with sales and an operating loss of $42.6 million and $2.0 million, respectively, in 2004.

Performance urethanes sales increased approximately 46 percent over the prior year due to improved pricing and higher volumes. The increase in volumes was due to stronger demand for glycol and specialty polyol products and higher contract manufacturing business. The improved pricing was principally due to successful price increases to mitigate higher raw material costs. Operating results improved significantly as a result of higher sales volumes and improved pricing.

Hydrazine sales decreased approximately 49 percent due primarily to lower propellant revenues resulting from the government contract that ended in April 2004 and lower government campaign sales, which were slightly offset by increased pricing of hydrazine hydrates and increased Ultra PureTM Hydrazine volumes. Operating income decreased as a result of the lower sales, which were slightly offset by cost-reduction efforts within the business.

Other Items

On March 29, 2005, the Company was notified by the U.S. Defense Energy Support Center (DESC) that it had been awarded a 20-year contract for approximately $149 million for the production, storage, distribution and handling of hydrazine propellants for the U.S. government. It remains possible that the unsuccessful bidders may still pursue additional protests or appeals regarding the award of the contract to the Company.

Under the new, long-term contract, full-scale production is not scheduled to begin until 2007. Since there are no revenues and only minimal incremental costs associated with the awarding of this contract in the current year, the Company does not expect this action to have a significant impact on Arch’s financial performance in 2005.

2005 Outlook

The Company anticipates earnings from continuing operations in the second quarter 2005 to be in the $1.00 to $1.10 per share range, compared to $0.93 for the prior-year quarter, which included $0.04 of restructuring expense. For full year 2005, sales are expected to increase approximately ten to fifteen percent and earnings per share from continuing operations are expected to range from $1.20 to $1.30, compared to $0.74 for the prior year, which included $0.12 for restructuring expense and an impairment charge. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be approximately $25 million. Pension expense is expected to increase by approximately $6 million and the effective tax rate is assumed to be 35 percent.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut, Arch Chemicals, Inc. is a global specialty chemicals company with more than $1 billion in annual sales. Arch and its subsidiaries have leadership positions in the Treatment and Performance Products segments, where they serve leading customers with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has approximately 2,700 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ first quarter 2005 earnings conference call on Tuesday, May 3, 2005 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•
If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 901-5231, passcode 37479171, in the United States or (617) 786-2961, passcode 37479171, outside the United States.

•
A telephone replay will be available from 1:00 p.m. on Tuesday, May 3, 2005 until 6:00 p.m. (ET) on Tuesday, May 10, 2005. The replay number is (888) 286-8010, passcode 23922090; from outside the United States, please call (617) 801-6888, passcode 23922090.

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Except for historical information contained herein, the information set forth in this communication may contain forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of moderate growth or recession in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; an increase in anti-dumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders and/or the overturning of the award to the Company of the new U.S. government contract for hydrazine propellants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; and gains or losses on derivative instruments.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Income (a)
(In millions, except per share amounts)

	Three Months
	Ended March 31,
	2005	2004

Sales	$301.3	$240.3
Cost of Goods Sold	217.6	175.2
Selling and Administration	69.7	55.4
Research and Development	5.0	3.3
Interest Expense, net	4.4	3.9
Income from Continuing Operations Before Equity
in Earnings of Affiliated Companies and Taxes	4.6	2.5
Equity In Earnings of Affiliated Companies	0.9	1.1
Income Tax Provision	1.9	1.3
Income from Continuing Operations	3.6	2.3
Income from Discontinued Operations, net of tax (b)	--	0.7
Net Income	$3.6	$3.0

Basic Income Per Share:
Continuing Operations	$0.15	$0.10
Income from Discontinued Operations (b)	--	0.03
Basic Income Per Share	$0.15	$0.13

Diluted Income Per Share:
Continuing Operations	$0.15	$0.10
Income from Discontinued Operations (b)	--	0.03
Diluted Income Per Share	$0.15	$0.13

Weighted Average Common Stock Outstanding - Basic	23.6	22.6
Weighted Average Common Stock Outstanding - Diluted	23.8	22.9

(a)
Unaudited. As a result of the sale of the microelectronic materials business, the Company has restated prior period results to include the results of operations of the microelectronic materials business in discontinued operations in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(b)
Represents the results of operations of the microelectronic materials business, net of tax, through the date of the sale of the business.  The results of operations also include the CMS business as it is being accounted for as an asset held for sale.

Arch Chemicals, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)

	March 31,	December 31,
	2005 (a)	2004

Assets:
Cash & Cash Equivalents	$39.9	$74.6
Accounts Receivable, Net (b)	231.3	125.6
Short-Term Investment (b)	--	53.3
Inventories, Net	196.0	151.1
Other Current Assets	39.9	37.9
Assets Held For Sale	15.8	15.9
Total Current Assets	522.9	458.4
Investments and Advances - Affiliated Companies at Equity	16.0	15.5
Property, Plant and Equipment, Net	201.7	211.6
Goodwill	191.2	192.4
Other Intangibles	146.8	151.2
Other Assets	71.4	70.9
Total Assets	$1,150.0	$1,100.0

Liabilities and Shareholders' Equity:

Short-Term Borrowings	$34.5	$9.1
Accounts Payable	194.3	160.2
Accrued Liabilities	93.8	108.1
Liabilities Associated with Assets Held For Sale	13.4	12.2
Total Current Liabilities	336.0	289.6
Long-Term Debt	229.5	215.2
Other Liabilities	233.8	235.4
Total Liabilities	799.3	740.2
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
23.5 Shares Issued and Outstanding (23.4 in 2004)	23.5	23.4
Additional Paid-in Capital	420.6	418.2
Retained Earnings	13.7	14.8
Accumulated Other Comprehensive Loss	(107.1)	(96.6)
Total Shareholders' Equity	350.7	359.8
Total Liabilities and Shareholders' Equity	$1,150.0	$1,100.0

(a)	Unaudited.
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program entered into in March 2002, see Form 10-K for additional information. The program expired on March 31, 2005. As of December 31, 2004, the Company had not sold any participation interests in accounts receivable.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Cash Flows (a)
(In millions)

Three Months Ended March 31,	2005	2004
Operating Activities:
Net Income	$3.6	$3.0
Adjustments to Reconcile Net Income to Net Cash
and Cash Equivalents (Used in) Provided by Operating
Activities:
Income from Discontinued Operations	--	(0.7)
Equity in Earnings of Affiliates	(0.9)	(1.1)
Depreciation and Amortization	12.0	9.8
Deferred Taxes	(0.1)	--
Restructuring Payments	(0.7)	(0.5)
Changes in Assets and Liabilities, Net of Purchase
and Sale of Businesses:
Accounts Receivable Securitization Program	--	35.0
Receivables	(56.7)	(42.8)
Inventories	(49.1)	(31.2)
Other Current Assets	(2.3)	(2.1)
Accounts Payable and Accrued Liabilities	26.0	32.8
Noncurrent Liabilities	5.9	4.8
Other Operating Activities	0.1	(1.1)
Net Operating Activities from Continuing Operations	(62.2)	5.9
Change in Net Assets Held for Sale	1.2	(2.6)
Net Operating Activities	(61.0)	3.3
Investing Activities:
Capital Expenditures	(3.1)	(4.3)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(0.1)	--
Cash Proceeds (Payments) from the Sale of a Business	(3.5)	--
Other Investing Activities	(0.7)	(1.9)
Net Investing Activities	(7.4)	(6.2)
Financing Activities:
Long-Term Debt Borrowings (Repayments)	15.8	(0.2)
Short-Term Borrowings	25.3	0.5
Dividends Paid	(4.7)	(4.5)
Other Financing Activities	1.3	2.0
Net Financing Activities	37.7	(2.2)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4.0)	1.5
Net Decrease in Cash and Cash Equivalents	(34.7)	(3.6)
Cash and Cash Equivalents, Beginning of Year	74.6	64.8
Cash and Cash Equivalents, End of Period	$39.9	$61.2

(a) Unaudited.

Arch Chemicals, Inc.
Segment Information (a)
(In millions)

	Three Months
	Ended March 31,
	2005	2004
Sales:
Treatment Products:
- HTH Water Products (b)	$90.8	$70.0
- Personal Care and Industrial Biocides (b)	69.8	41.6
- Wood Protection and Industrial Coatings	87.1	86.1
Total Treatment Products	247.7	197.7
Performance Products :
- Performance Urethanes	48.9	33.4
- Hydrazine	4.7	9.2
Total Performance Products	53.6	42.6
Total Sales	$301.3	$240.3
Operating Income (Loss) (c):
Treatment Products:
- HTH Water Products (b)	$--	$2.3
- Personal Care and Industrial Biocides (b)	12.5	8.3
- Wood Protection and Industrial Coatings	1.3	3.2
Total Treatment Products	13.8	13.8
Performance Products:
- Performance Urethanes	0.9	(3.4)
- Hydrazine	(0.7)	1.4
Total Performance Products	0.2	(2.0)
	14.0	11.8
General Corporate Expenses (d)	(4.1)	(4.3)
Total Segment Operating Income including
Equity in Earnings of Affiliated Companies	9.9	7.5
Equity in Earnings of Affiliated Companies	(0.9)	(1.1)
Total Operating Income	9.0	6.4
Interest Expense, net	(4.4)	(3.9)
Income from Continuing Operations before
Taxes and Equity in Earnings of Affiliated Companies	$4.6	$2.5

(a)
Unaudited. 2004 restated to reflect the sale of the Microelectronic Materials business segment including a reallocation of corporate and centralized services to existing businesses previously allocated to the microelectronic materials segment.

(b)	Includes the results of the acquired pool & spa and protection & hygiene businesses from the date of acquisition on April 2, 2004.

(c)	Includes equity in earnings (losses) of affiliated companies.

(d)
Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program and the results of the Company's Planar Solutions joint venture.